EXHIBIT 10.2

(This is a translation of the original Korean language Lease Agreement)

LEASE AGREEMENT

This Lease Agreement (hereinafter referred to as the “Agreement”) is made and entered into by and between TBK Electronics Corp. (hereinafter referred to as the “Lessor” and Axesstel R&D Center Co., Ltd. (hereinafter referred to as the “Lessee”).

Article 1 (Indication of Lease Objects)

1. Location: #668-1 and other 3 lots, Goerang-ri, Jeongnam-myeon, Hwaseong-shi, Gyeonggi-do, Seoul Korea

2. Indication of Lease Objects:

A. Object of exclusive use; Factory building (A building) 3,200m2, and warehouse attached to the factory building (A building).

B. Objects of common use; Refectory (C building) 448m2, wastes collection place 108m2, and parking lot and others 1,420m2.

(Hereinafter referred to in combination as the “Premises”)

Article 2 (Restriction of Use)

Lessee shall lease the Premises to use them for the purpose of manufacturing communication equipment and Lessee may make changes only upon prior agreement with Lessor if he intends to use the Premises for other purposes.

Article 3 (Term of Lease)

This Agreement shall enter into force on the date of execution hereof and the term of lease hereunder shall be two (2) years from June 13, 2005 to June 12, 2007.

Article 4 (Extension of Lease Term)

The term of this Agreement shall be automatically extended for additional one (1) year unless either Party hereto gives to the other Party a written notice of expiration of the Agreement at least three (3) months prior to the expiration of the lease term.

Article 5 (Termination of Lease Prior to Expiration)

1.	This Agreement may not be terminated prior to the expiration of its term as prescribed hereby except for the case of force majeure such as land expropriation, etc. and the case otherwise expressly stipulated herein, and in the event of any cause for termination has occurred due to force majeure, Lessor shall notify Lessee in writing of the termination of the lease and Lessee shall surrender the Premises on the date when the termination becomes effective.

2.	Lessee shall not demand compensation for any costs and losses of business incurred by Lessee due to any reason under the foregoing paragraph and in case where Lessor terminates the Agreement due to any reason for Lessor, other than provided under the foregoing paragraph, Lessee may demand compensation for any moving costs incurred by Lessee to Lessor.

Article 6 (Deposit and Rent)

1.	The deposit for the lease shall be KRW 260,000,000, which shall be paid within ten (10) days from the execution of the Agreement in cash.

2.	Monthly rent shall be KRW 26,000,000, which shall be paid no later than 10th day of each month (if any such 10th day falls under any of the public holidays then the next following business day) in cash.

3.	Lessee may not substitute the deposit for the payment of any monthly rent and may not assign his right of demanding the return of the deposit nor establish pledge over or offer the deposit as security.

4.	If Lessee fails to pay any and all demanded amount such as the deposit, monthly rent, and management expenses by the respective due dates, Lessor may apply an interest rate of 19% per annum for every one (1) day delayed as delayed payment charge to the amount delayed and may deduct such amount from the deposit and appropriate it to the recovery of claim right.

Article 7 (Increase of Rent and Deposit)

Lessor may increase the deposit and/or monthly rent even during the term of the Agreement by giving notice thereof to Lessee at least one (1) month prior to the increase in order to maintain and operate the Premises in good conditions, or price hikes are remarkable or increase of the deposit and the rent is inevitable due to the change of any government policies. If Lessee has objection against such increased the deposit and/or monthly rent he may terminate this Agreement as of the date on which the said increase enters into effect.

Article 8 (Return of the Deposit)

Lessor shall return the deposit to Lessee in exchange for the surrender of the Premises by Lessee when the term of lease expires or the Agreement is terminated pursuant respective provisions of the Agreement. If Lessee has any obligation owed to Lessor under this Agreement, then Lessor may deduct such obligation from the deposit.

Article 9 (Management Expenses)

Management expenses for the maintenance and management of the Premises and for the use of common facilities shall be calculated for the term from the first day up to the last day of each month and shall be paid in cash by the 10th day of the next following month (if any such 10th day falls under any of the public holidays then the next following business day). Detailed regulations such as items and method of allotment of the management expenses shall be prescribed by the lease management regulations.

Article 10 (Alteration to Facilities in Premises)

1.	When Lessee intends to change the existing facilities in the Premises, increase and/or build electric power, attach any propagation or newly establish or alter any other facilities, he shall firstly obtain agreement of Lessor in advance by submitting documents attaching the drawings and explanations, and lessor shall allow Lessee to do so to the extent not to conflict with the Fire Service Act. Provided, That all the costs required therefor shall be borne by Lessee.

2.	In case of the foregoing paragraph hereof, Lessee shall execute the works at the location selected by Lessor in the manner minimizing the loss of usefulness of the Premises by means of utilizing a technical expert and at the time of surrender of the Premises in the future Lessee shall necessarily restore to the original state at the cost of Lessee if Lessor requests to do so.

3.	If Lessee fails to perform such obligations under the foregoing paragraph hereof or the restoration to the original state is not made in a way acceptable by Lessor, Lessor may deduct any costs necessary for the restoration to the original state from the deposit.

4.	Even if Lessee has paid any costs in relation to the Premises, he shall not be entitled to demand to Lessor the payment thereof under any pretext such as installation expense, public utilities expense and/or premium, etc.

Article 11 (Fire Insurance)

Lessee shall necessarily insure the Premises and the Lessor’s property including the leased building against fire and Lessee shall be liable for reparation of damage to the Lessor’s property incurred by fire accident occurred due to Lessee’s intention, negligence and/or carelessness.

Article 12 (Maintenance of Security)

Lessee shall secure, irrelevantly to Lessor, a means of self-protection of his production facilities, appliances and parts, products and materials, etc. against theft and loss and Lessee shall not be entitled to demand any liability and reparation for any theft or loss accident not attributable to Lessor.

Article 13 (Taxes and Public Imposts)

Any and all costs, taxes and public imposts imposed upon the facilities and/or equipment newly installed or constructed as needed by Lessee shall be borne by Lessee regardless of the title thereof.

Article 14 (Prohibition of Assignment and Sublease)

Lessee shall not assign or sublease his rights and obligations under the Lease Agreement to any third party nor transfer or offer his credit right under this Agreement as security.

Article 15 (Indemnity)

In case where any damage to fixtures or property damage case has occurred due to fire, theft, natural calamity, extraordinary event or unexpected accident, Lessor shall not be liable for an accident occurred owing to a cause not attributable to Lessor.

Article 16 (Action for Change to Lessee)

Lessee shall, without delay, notify Lessor in writing of any material changes to his address, trade name, representative, business purposes, matters of commercial registration and his standing.

Article 17 (Right of Termination)

Lessor may immediately terminate this Agreement without getting through any procedures such as peremptory notice if Lessee falls under any of the followings and may demand the compensation for the damages incurred thereby:

1.	In case where property of Lessee becomes subject to attachment, provisional attachment or provisional disposition, or an application for auction against Lessee is filed due to his debts;

2.	In case where Lessee fails to make timely payment of the prescribed rent, management expenses and any and all costs and expenses for not less than two months;

3.	In case where the right to demand the return of the deposit becomes subject to pledge or security;

4.	In case where Lessee enters into bankruptcy or is insolvent, or there is a petition for reorganization against Lessee

5.	In case where transfer of ownership is made and the rights under this Agreement is assigned, resold or subleased to a third party without approval of Lessor; or

6.	Any other case where Lessee violates his obligations prescribed by this Agreement.

Article 18 (Prohibited Acts)

Lessee shall not commit any of the following acts without consultation with Lessor:

1.	Any act obstructing the business of Lessor or other tenants;

2.	Any act bringing in and/or storing any explosives, dangerous or hazardous goods and/or materials or goods or materials considered harmful or offensive to human body or which may cause damage to products

3.	Any act installing or displaying any nameplates, signs, or advertising materials at the place in and out the building other than those designated by Lessor;

4.	Any act using charcoal, petroleum, or any other fuel which generates fume or odor;

5.	Any act lodging in the building or cooking at a place other than dining room;

6.	Any act using any noisy musical instruments or bringing in or raising a pet other than a fish basin;

7.	Any act locking the doors with the state of light on or turn switches on the electric machinery and fixtures such as electric heater or electric fan;

8.	Any collective action because of dispute or event, etc. or any noisy act using a loud speaker;

9.	Any act barring the way by loading the things at a common parts; or

10.	Any other act prohibition of which has been notified by Lessor taking into consideration of conveniences of general tenants as well as safety, beauty and keeping dignity in terms of maintenance and management of the building and Premises.

Article 19 (Surrender and Restoration to Original State)

1.	Upon expiration of the term of the lease or termination during the term of lease, Lessee shall surrender the Premises to Lessor and shall restore the Premises and installations changed by Lessor during the term of lease to the original state at his costs: Provided, That the foregoing shall not apply if the restoration to the original state is not needed as a result of consultation between both Parties hereto.

2.	In case where Lessee fails to bring out his belongings or completely restore the Premises to the original state due to his own circumstances, Lessee shall pay ordinary rents and other costs and expenses whatsoever calculating from the date on which this Agreement terminated to the day of surrender or restoration.

3.	Lessee shall not claim a reparation of such costs and assert rights such as the right to demand purchase any and all installations which were installed at the Lessee’s costs with approval of Lessor according to the Lessee’s circumstances after the Agreement is executed for the Premises or right of retention when the term of lease expires or the lease is terminated prior to expiration of the term.

4.	In case where Lessee fails to surrender the Premises to Lessor within 10 days of termination of the Agreement, Lessor may remove the Lessee’s belongings to an appropriate place: Provided, That in such case all costs and expenses incurred thereby shall be borne by Lessee.

Article 20 (Measure for Temporary Building)

Lessee recognizes that the warehouse (501m2) attached to the factory building (A building) is a temporary building with existence period up to November 24, 2005 and Lessor shall demand payment of rent by reducing the rent for this portion of the leased area (501m2) if the extension of the period of existence shall be impossible despite Lessor’s efforts to extend the period thereof: Provided, That Lessee shall not assert to terminate this Agreement and violation of the Agreement on the reason hereof.

Article 21 (Jurisdiction )

Any matters not expressly provided for herein shall be determined according to general commercial practices and any and all disputes arising from this Agreement shall be submitted to a court having jurisdiction over the location where Lessor is situated.

IN WITNESS HEREOF, the parties have caused two (2) counter parts of this Agreement to be signed and sealed and each party shall retain one (1) copy thereof.

July 13, 2005

Lessor:	TBK Electronics Corp.

/s/ Ki Jun Lee
Representative Director, Ki Jun Lee (Seal)
#686, Goerang-ri, Jeongnam-myeon,
Hwaseong-shi, Gyeonggi-do
Tax No.:124-85-22495

Lessee:	Axesstel R&D Center Co., Ltd.

/s/ Jae Hun Lee
Representative Director, Jae Hun Lee (seal)
706 and 707 Ace Techno Tower 5 cha (fifth)
#197-22 Gyro-dong, Guro-gu, Seoul
Tax No.: 113-81-79710